EXHIBIT 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is made as of January 1, 2008 by and between Equinox One Consulting, LLC, (the “Consultant”), and GeoVax Labs, Inc., an Illinois corporation (the “Company”) with mailing address of 1256 Briarcliff Rd., Atlanta, Georgia 30306, in reference to the following:
RECITALS
     A. The Company is a publicly traded company in the business of developing HIV/AIDS vaccines.
     B. The Consultant has contacts and relationships within the business and financial/investment community and other entities that the Company considers appropriate to inform about the status of GeoVax’s business activities.
     C. The Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company, to assist the Company to properly inform our stockholders and the public about company activities.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:
AGREEMENT
     1. Term. The Company retains the Consultant and the Consultant accepts this appointment with the Company for a period of 12 months, commencing on January 1, 2008 and ending on December 31, 2008 (the “Term”). Unless otherwise terminated pursuant to section 6 below, this Agreement may be renewed annually by mutual agreement of both parties. Either party may give notice to the other at least 30 days prior to the expiration of the Term that the party desires to renegotiate or extend this Agreement. The terms and conditions of this Agreement shall apply if and until the parties reach an agreement modifying them.
     2. Duties of Consultant. The Consultant agrees to perform the services described in Exhibit “A”, attached to this Agreement and made a part of it. The Consultant will determine the method, details and means of performing the services.
     3. Compensation.
     (a) Cash Compensation. Consultant shall be paid a lump sum retainer of $10,000 upon the commencement of Consultant’s engagement hereunder. Other than for reimbursement of expenses as provided for by Section 9, there shall be no other cash compensation to Consultant during the term of this Agreement.
     (b) Stock Compensation. The Company will issue 500,000 shares of its common stock (the “Shares”) to Consultant in accordance with the schedule below.

Delivery Date	# of Shares
January 15, 2008	200,000
March 31, 2008	100,000
June 30, 2008	100,000
September 30, 2008	100,000
     (c) Issuance of Stock Purchase Warrant. The Company shall issue to Consultant upon execution of this Agreement a warrant (the “Warrants”) to purchase 2,700,000 shares of GeoVax with Vesting Schedule as follows:

Vesting Date	# of Shares Vested
January 1, 2008	540,000
March 31, 2008	540,000
June 30, 2008	540,000
September 30, 2008	540,000
December 31, 2008	540,000
Such Warrants shall have a term of 3 years and shall have an exercise price of $0.33.
     (d) Restricted Nature of Shares and Warrants. Consultant acknowledges that the Shares and the shares of the Company’s Common Stock issuable pursuant to the Warrants have not been registered with the Securities and Exchange Commission and will therefore be restricted until such time as Consultant meets the holding period requirements as may be set forth from time to time by the SEC.
     4. Nondisclosure. Consultant acknowledges and agrees that:
          (a) Any and all information disclosed by the Company or any of its affiliates to the Consultant or any of his agents, representatives or affiliates in connection with this Agreement, regardless of the method or purpose of disclosure, is considered confidential information, unless such information falls within the exceptions as stated in this section (collectively, “Confidential Information”).
          (b) Confidential Information shall be held and retained in trust and in a manner adequate to protect the Company’s proprietary rights and interests and such information shall not be disclosed to others or used for purposes other than performing under this Agreement without the Company’s prior written consent. Notwithstanding the foregoing, the Consultant may disclose Confidential Information, the fact that Confidential Information has been made available or any other conditions or facts with respect to the subject matter of this Agreement, where the Consultant believes in good faith that such disclosure must be made in order to not commit a violation of law (which may be statutory, regulatory, judicial or otherwise). In the event that the Consultant or any of his representatives are required, in the opinion of counsel (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), or requested by any governmental authority, to disclose any information supplied to him or to any of his representatives in the course of his dealings with the Company or its representatives, the Consultant agrees to provide the Company with prompt written notice of such request(s) so that it may, with the assistance and cooperation of the Consultant, seek an appropriate protective order or waive the Consultant’s compliance with the provisions of this Agreement.
          (c) Confidential Information may be disclosed to employees of the Consultant, but only when such disclosure is required and necessary for successful performance under this Agreement and only to those employees who have become signatories to this Agreement.
          (d) Confidential Information, as used in this section, does not include information that:
               (i) Is or becomes legally known and available to the public prior to or subsequent to its disclosure to the Consultant and that is not material information as described in Securities and Exchange Commission Staff Accounting Bulletin 99;
               (ii) Was acquired by the Consultant from a third party who was lawfully in possession of the information and under no obligation to the Company to maintain its confidentiality; or
               (iii) Was independently developed by the Consultant, without utilizing the Confidential Information of the Company.
               (iv) Is authorized by the Company to be disclosed in connection the with the Consultant’s performance of his duties hereunder.

     5. Effect of Merger. Anything to the contrary herein notwithstanding, this Agreement may be terminated by the Company immediately upon notice to the Consultant in the event of any voluntary or involuntary dissolution of the Company resulting from any merger or consolidation in which the Company is not the surviving corporation or any transfer of all or substantially all of the assets of the Company.
     6. Termination.
          6.1 Termination on Notice. Either party may terminate this Agreement at any time by giving 30 days written notice to the other party.
          6.2 Termination on Default. Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately upon receipt of said notice. For purposes of this section, material breaches of this Agreement shall include, but not be limited to, (i) non-payment of compensation by the Company after 20 days written demand for payment; (ii) the willful breach or habitual neglect by the Consultant of the duties which he is required to perform under the terms of this Agreement; (iii) the Consultant’s commission of acts of dishonesty, fraud, or misrepresentation; (iv) the failure by the Consultant to conform to all laws and regulations governing the Consultant’s duties under this Agreement; or (v) the commission by the Consultant of any act that tends to bring the Company into public scandal or which will reflect unfavorably on the reputation of the Company.
          6.3 Automatic Termination. This Agreement terminates automatically upon the death or disability of the Consultant. All compensation due subject to this Agreement would be provided to the estate of Consultant.
     7. Status of Consultant. The Consultant understands and agrees that he and his employees, if any, are not employees of the Company and that they shall not be entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement, death benefits, an automobile, stock in the Company or participation in profits earned by Company. The Consultant shall be responsible for providing, at the Consultant’s expense and in the Consultant’s name, to the extent applicable, disability, worker’s compensation or other insurance as well as licenses and permits usual or necessary for conducting the services hereunder. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the Consultant’s compensation hereunder, including estimated taxes, and shall provide the Company with proof of said payments, upon demand. The Consultant hereby agrees to indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Consultant’s breach of this section.
     8. Representations by Consultant. The Consultant represents that the Consultant has the qualifications and ability to perform the services in a professional manner. The Consultant shall indemnify, defend, and hold harmless the Company, and the Company’s officers, directors, shareholders and representatives from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including, without limitation, interest, penalties, and reasonable attorney fees and costs, that the Company may incur or suffer and that arise, result from, or are related to any breach or failure of the Consultant to perform any of the representations, warranties and agreements contained in this Agreement.
     9. Business Expenses. The Company shall reimburse the Consultant for all reasonable costs incurred by the Consultant in the performance of his duties hereunder. Consultant agrees to obtain prior written approval for any expense item. Each such expenditure shall be reimbursable only if the Consultant furnishes to the Company adequate records and other documentary evidence of such expenses.
     10. Notices. Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called “Notices”) required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.
     11. Choice of Law and Venue. This Agreement shall be governed according to the laws of the State of Georgia. Venue for any legal or equitable action between the Company and the Consultant that relates to this Agreement shall be in the state or federal courts of the United States located in the City of Atlanta, Georgia.
     12. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to the services to be rendered by the Consultant to the Company in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.
     13. Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.
     14. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.
     15. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of the same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.
     16. Assignment. The Consultant shall not assign or delegate any rights, duties or obligations arising under this Agreement without the prior written consent of the Company, which the Company may withhold its sole discretion. The Company may assign this agreement by operation of law or otherwise to any successor of the Company.
     WHEREFORE, the parties have executed this Agreement on the date first written above.

Equinox One Consulting, LLC (“Consultant”)
By:

GeoVax Labs, Inc. (“Company”)
Donald Hildebrand
Its:	Chief Executive Officer

EXHIBIT “A”
DUTIES OF CONSULTANT
     Consultant will perform advisory services to the Company on a non-exclusive basis. Such services will be performed on a best efforts basis and will include the following:
     Consultant has built and maintained an extensive network of relationships that comprise of financial professionals, institutional investors, financial media relations, individual accredited and non accredited retail investors. Consultant will leverage these relationships on behalf of the Company. to achieve the following:
Public Relations:
•	Extend the reach of the Company’s message to a wider retail audience through established networks including Consultant’s loyal client base and financial brokerage relationships.

•	Utilize Consultant’s media relations network, nationally and internationally to expand Company’s awareness.

•	Work closely with Company’s public relations firm to achieve broad audience awareness and maximize Company’s market value.

•	Expand the visibility of the Company within Consultant’s immediate sphere of influence, consisting of several thousand documented contacts.

•	Utilize Consultant’s extensive networking within the Gay/Lesbian community, the medical community and individual medical professionals.

•	Cultivate the Company’s current shareholder base.

•	Introduce the Company to several community-specific opportunities, public forums and the general public.
Financial Relations:
•	Utilize consultant’s high net-worth investor network to provide the company with capital on an “as needed basis’.

•	Consult Company and participate in Private Placement undertakings.

•	Introduce the Company to the various financial markets; including institutional investors, investment bankers & large accredited investment individuals.

•	Introduce the Company to qualified U.S. and International retail stockbrokers, investors, and portfolio and fund managers through road shows, one-on-one meetings, direct telephone conversations and presentations.

•	Work closely with investor base to provide extensive support and follow up.
All services/tasks/responsibilities described herein shall be conducted under the directive of the Company’s CEO and/or executive management as designated by the CEO. Consultant shall work closely and will report accordingly as required by Company management.